Exhibit 10.5

Redemption Agreement

Pursuant to the terms of that certain Management Unit Purchase Agreement, dated as of August 2, 2006 (the “Purchase Agreement”), by and between Information Services Group, Inc., a Delaware corporation (the “Company”), and Oenoke Partners, LLC, a Delaware limited liability company (“Purchaser”), as amended by that certain Amendment to Management Unit Purchase Agreement and Warrants Issued Pursuant Thereto, dated as of September 29, 2006, the Company issued to the Purchaser those certain Warrants to purchase 4,687,500 shares of the Company’s common stock (the “Issued Warrants”).

Each of the Company and the Purchaser acknowledges and agrees that pursuant to Section 4(a) of the Purchase Agreement, the Company has elected to exercise its right to redeem the Issued Warrants held by the Purchaser for a redemption price of $0.001 per share, or an aggregate amount equal to $4,687.50 (the “Redemption Price”). The Purchaser acknowledges and agrees that this written agreement shall constitute notice of the Company’s election to exercise its redemption right pursuant to Section 4(b) of the Purchase Agreement, and that it has delivered to the Company the Issued Warrants in exchange for the delivery of the Redemption Price by the Company.

Information Service Group, Inc.

By:	/s/ Michael Connors

Michael Connors
Chief Executive Officer

Oenoke Partners, LLC

By:	/s/ Michael Connors

Michael Connors
Managing Member